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                                                                                                                           EXHIBIT A


                                         THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                                         COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                                                      ON A FULLY DILUTED BASIS


Dollar Amounts in Millions, Except Per Share Data                                      1995           1994                1993
                                                                                            (Average share data in thousands)

Weighted average number of shares                                                   169,522            169,946             177,181

Dilutive effect of shares issuable as of year-end under stock option
   plans, stock appreciation rights and restricted stock plan                         2,061              1,668               1,789

Adjustment of shares applicable to stock options and stock
   appreciation rights exercised during the year                                         25                 50                  88
                                                                                  -------------------------------------------------


Weighted average number of shares on a fully diluted basis                          171,608            171,664             179,058
                                                                                  -------------------------------------------------


Income Before Cumulative Effect of Changes in Accounting Principles. . . .           $320.8             $629.5             $ 428.7
Cumulative Effect to January 1, 1993, of Changes in Accounting Principles:
   -SFAS No. 106, "Employers' Accounting for Postretirement  Benefits
    Other Than Pensions," Net of Income Tax Benefits of $93.7                             -                  -              (140.6)

   -SFAS No. 112, "Employers' Accounting for Postemployment Benefits,"
   Net of Income Tax Benefits of $150.0                                                   -                  -              (250.0)

                                                                                   ------------------------------------------------

Net Income                                                                           $320.8             $629.5            $   38.1

                                                                                   ------------------------------------------------

Earnings per share of common stock on a fully diluted basis:
Before Cumulative Effect of Changes in Accounting Principles                         $1.87              $3.67             $  2.39
Cumulative Effect to January 1, 1993, of Changes in Accounting Principles:
   -SFAS No. 106, "Employers' Accounting for Postretirement Benefits
    Other Than Pensions"                                                                 -                  -               (.78)

   -SFAS No. 112, "Employers' Accounting for Postemployment Benefits"                    -                  -              (1.39)
                                                                                  ========= ====== =========== ===== =============
Net Income                                                                           $1.87(a)           $3.67 (a)         $  .22 (a)

                                                                                  ========= ====== =========== ===== =============


Note:  (a) Also reflects Earnings Per Share on a primary basis.



                                       A-1



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